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                                                               Exhibit 5.01



                      [Rainey Ross Rice & Binns Letterhead]


                                 August 9, 1995


OG&E Holding Corp.
101 North Robinson
Oklahoma City, Oklahoma  73101

         Re:     44,874,387 shares of Common Stock,
                 par value $.01 per share, of OG&E Holding Corp.

Ladies and Gentlemen:

         We have acted as counsel for OG&E Holding Corp. (the "Company") in connection with the proposed issuance of the Common Stock referred to above (the "Shares"). The Shares are the subject of the Company's Registration Statement on Form S-4 (the "Registration Statement"), which is being filed under the Securities Act of 1933, as amended, and to which this opinion is attached as an Exhibit. As to certain questions of fact, we have relied upon statements and certificates of certain officers of the Company and other professionals retained by the Company. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity to the originals of all documents submitted to us as copies. We have examined the following documents:

         a)    Certificate of Incorporation filed August 4, 1995.

         b)    Bylaws approved and adopted by the Board of Directors.

         Based upon the foregoing and upon our general familiarity with the properties and affairs of the Company, we are of the opinion that:

         1. The Company is a validly organized and legally existing corporation under the laws of the State of Oklahoma.

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OG&E Holding Corp.
August 9, 1995
Page 2


         2. When, as and if (a) the Registration Statement becomes effective pursuant to the provisions of the Securities Act of 1933, as amended; (b) the Oklahoma Corporation Commission, the Arkansas Public Service Commission, and the Federal Energy Regulatory Commission issue appropriate orders authorizing the transactions contemplated by the Agreement and the Plan of Share Acquisition (the "Agreement"), which is attached as Appendix A to the Proxy Statement/Prospectus that forms a part of the Registration Statement; (c) the transaction contemplated by the eighth "WHEREAS" clause of the Agreement is consummated and duly approved by all necessary regulatory authorities; (d) the Agreement and the transactions contemplated by the Agreement are approved by the requisite vote of the holders of Common Stock (par value $2.50 per share) and 4% Cumulative Preferred Stock (par value $20 per share) of Oklahoma Gas and Electric Company ("OG&E") and by OG&E as the sole shareholder of the Company, (e) the Certificate of Share Acquisition is duly filed with the Oklahoma Secretary of State, (f) the Shares are duly issued by the Company in accordance with the Agreement and resolutions to be adopted by the Board of Directors of the Company; (g) the Restated Certificate of Incorporation of the Company as set forth in the Registration Statement is duly authorized, executed and filed with the Oklahoma Secretary of State, the Shares will be legally issued, fully paid, and non-assessable shares of stock of the Company.


                                                   Respectfully,

                                                   RAINEY, ROSS, RICE & BINNS


                                                   By: /s/ Hugh D. Rice
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